Exhibit 99.1
NEWS RELEASE
Contact: Jacque Fourchy
                (831) 761-4741
GRANITE ANNOUNCES IMPROVED
FIRST-QUARTER 2011 FINANCIAL RESULTS
•	Revenue increased 16 percent from a year ago

•	SG&A decreased 22 percent in the quarter to $43.4 million

•	Net loss of $9.0 million compared with net loss in Q1 2010 of $41.0 million

•	$335 million in new awards through March 31, 2011

•	Balance sheet remains strong, with $370.1 million in cash and marketable securities
WATSONVILLE, Calif. (May 4, 2011) — Granite Construction Incorporated (NYSE: GVA) today reported a net loss of $9.0 million, or $0.24 per diluted share, for the first quarter of 2011 compared with a net loss of $41.0 million, or $1.09 per diluted share, for the first quarter of 2010.
“During the first quarter, we began to see the progress we have made on our cost savings initiatives related to our Enterprise Improvement Plan,” said Granite President and Chief Executive Officer James H. Roberts. “We continue to execute on our plan to strengthen the organization by reducing our overall cost structure to allow us to operate more efficiently while also leveraging our core strengths and capabilities to grow the business and create shareholder value over the long-term.”
First-quarter 2011 Financial Results
Total Company
•	Revenue totaled $256.7 million compared with $220.7 million in 2010, driven largely by an increase in Large Project revenue.

•	Gross profit margin was 12 percent compared with 3 percent in 2010, driven primarily by a large project in the East reaching the profit recognition threshold.

•	Operating loss for the quarter was $10.7 million compared with $45.1 million in the prior year.

•	Selling, general and administrative expenses for the first quarter were $43.4 million compared with $55.3 million for the same period last year as a result of the Company’s Enterprise Improvement Project implemented in late 2010.
•	Net income attributable to noncontrolling interests in joint ventures was $1.8 million compared with $3.2 million in 2010.
•	Total contract backlog at March 31, 2011, was $2.0 billion compared with $1.9 billion at December 31, 2010, and $1.6 billion at March 31, 2010.
Construction
•	Construction revenue for the quarter increased $11.5 million to $92.7 million due to a higher volume of work completed in the quarter compared to a year ago.
•	Gross profit margin for the first quarter was 6 percent compared with 2 percent a year ago.
Large Project Construction
•	Large Project Construction revenue for the quarter increased $31.5 million to $137.8 million reflecting continued progress on several projects including the Queens Bored Tunnels and Structures project in the East, the SR 520 project in Washington and the Mountain View Corridor project in Utah.
•	Gross profit margin for the quarter increased to 23 percent compared with 9 percent for the same period last year. The increase reflects profitability associated with the Queens Bored Tunnel and Structures project reaching the percentage of completion threshold.
Construction Materials
•	Construction Materials revenue for the quarter totaled $23.8 million compared with $26.2 million for the same period last year as the Company experienced reduced demand for asphalt materials.
•	Gross loss on the sale of construction materials was $7.3 million in 2011 compared with $7.1 million in 2010.
Outlook
“Despite the ongoing competitive climate, we are pleased with our bid results for the first quarter as well as the upcoming volume of opportunities to bid work across the country,” said Roberts. “On the other hand, the ongoing delays associated with the federal highway bill and the budgetary pressures at the state and local levels are providing some uncertainty as we look further out.”
For 2011, Granite expects Construction segment revenue to be $1.0 billion to $1.2 billion with a corresponding gross profit margin between 9 percent and 11 percent. Large Project Construction segment revenue is expected to be $650 million to $850 million with a corresponding gross profit margin of between 13 percent and 15 percent. Construction Materials segment revenue is expected to be $170 million to $200 million with corresponding gross profit margin between 7 percent and 9 percent. In addition, net income attributable to non-controlling interest in joint ventures for the total company is expected to be $15 million to $20 million.

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Conference Call
Granite will conduct a conference call tomorrow, May 5, 2011, at 8 a.m. Pacific time/11 a.m. eastern time to discuss the results of the quarter ended March 31, 2011. Access to a live audio webcast is available at www.graniteconstruction.com/investor-relations. The live conference call may be accessed by calling (877) 693-6483. The conference ID for the live call is 61211343. The call will be recorded and will be available for replay approximately two hours after the live audio webcast through May 25, 2011 by calling (800) 642-1687. The conference ID for the replay is also 61211343.
About Granite
Granite is one of the nation’s leading infrastructure contractors and is member of the S&P 400 Midcap Index, the FTSE KLD 400 Social Index and the Russell 2000 Index. Through its wholly owned subsidiary, Granite is one of the nation’s largest diversified heavy civil contractors and construction materials producers serving public- and private-sector clients nationwide. In addition, Granite has one of the oldest and most robust ethics and compliance programs in the industry. The Company was recently recognized by the Ethisphere Institute as one of the World’s Most Ethical Companies for the second year in a row. For more information, please visit graniteconstruction.com.
Forward-looking Statements
Any statements contained in this news release that are not based on historical facts, including statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” and the negatives thereof or other comparable terminology or by the context in which they are made. These forward-looking statements are estimates reflecting the best judgment of senior management and reflect our current expectations regarding future events, occurrences, circumstances, activities, performance, outcomes and results. These expectations may or may not be realized. Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond of our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, those described in greater detail in our filings with the Securities and Exchange Commission, particularly those specifically described in our Annual Report on Form 10-K under “Item 1A. Risk Factors.”
Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this news release and, except as required by law, we undertake no obligation to revise or update any forward-looking statements for any reason.

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GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited — in thousands, except share and per share data)

	March 31,	December 31,	March 31,
	2011	2010	2010

ASSETS
Current assets
Cash and cash equivalents	$240,768	$252,022	$222,095
Short-term marketable securities	83,084	109,447	76,963
Receivables, net	170,441	243,986	197,658
Costs and estimated earnings in excess of billings	33,302	10,519	33,445
Inventories	56,899	51,018	49,483
Real estate held for development and sale	77,128	75,716	137,183
Deferred income taxes	52,583	53,877	31,150
Equity in construction joint ventures	78,773	74,716	71,693
Other current assets	44,059	42,555	56,033

Total current assets	837,037	913,856	875,703

Property and equipment, net	468,929	473,607	519,909

Long-term marketable securities	46,251	34,259	90,440

Investments in affiliates	28,893	31,410	30,823

Other noncurrent assets	83,478	82,401	80,371

Total assets	$1,464,588	$1,535,533	$1,597,246

LIABILITIES AND EQUITY

Current liabilities
Current maturities of long-term debt	$8,351	$8,359	$8,350
Current maturities of non-recourse debt	17,740	29,760	40,565
Accounts payable	94,688	129,700	100,102
Billings in excess of costs and estimated earnings	113,347	120,185	142,935
Accrued expenses and other current liabilities	144,584	150,773	156,374

Total current liabilities	378,710	438,777	448,326

Long-term debt	216,852	217,014	225,203

Long-term non-recourse debt	30,454	25,337	16,895

Other long-term liabilities	47,943	47,996	52,471

Deferred income taxes	11,048	10,774	27,217

Equity
Preferred stock, $0.01 par value, authorized 3,000,000 shares, none outstanding	—	—	—
Common stock, $0.01 par value, authorized 150,000,000 shares; issued and outstanding 38,634,470 shares as of March 31, 2011, 38,745,542 shares as of December 31, 2010 and 38,801,232 shares as of March 31, 2010	386	387	388
Additional paid-in capital	102,548	104,232	93,688
Retained earnings	642,354	656,412	689,634

Total Granite Construction Incorporated shareholders’ equity	745,288	761,031	783,710
Noncontrolling interests	34,293	34,604	43,424

Total equity	779,581	795,635	827,134

Total liabilities and equity	$1,464,588	$1,535,533	$1,597,246

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GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited — in thousands, except per share data)

	Three Months Ended
	March 31,
	2011	2010

Revenue
Construction	$92,692	$81,186
Large project construction	137,820	106,325
Construction materials	23,798	26,164
Real estate	2,421	7,008

Total revenue	256,731	220,683

Cost of revenue
Construction	87,139	79,340
Large project construction	106,522	96,842
Construction materials	31,068	33,289
Real estate	2,014	5,498

Total cost of revenue	226,743	214,969

Gross profit	29,988	5,714

Selling, general and administrative expenses	43,372	55,292
Gain on sales of property and equipment	2,704	4,452

Operating loss	(10,680)	(45,126)

Other income (expense)
Interest income	1,244	939
Interest expense	(3,356)	(3,734)
Equity in loss of affiliates	(257)	(319)
Other income, net	570	2,897

Total other expense	(1,799)	(217)

Loss before benefit from income taxes	(12,479)	(45,343)

Benefit from income taxes	(5,223)	(7,613)

Net loss	(7,256)	(37,730)

Amount attributable to noncontrolling interests	(1,751)	(3,224)

Net loss attributable to Granite Construction Incorporated	$(9,007)	$(40,954)

Net loss per share attributable to common shareholders:
Basic (1)	$(0.24)	$(1.09)
Diluted (1)	$(0.24)	$(1.09)
Weighted average shares of common stock:
Basic	37,963	37,688
Diluted	37,963	37,688

Note:

(1)	Computed using the two-class method, except when in a net loss position

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GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited — in thousands)

Three Months Ended March 31,	2011	2010

Operating activities
Net loss	$(7,256)	$(37,730)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	15,291	18,662
Gain on sales of property and equipment	(2,704)	(4,452)
Change in deferred income taxes	1,568	(119)
Stock-based compensation	3,149	3,158
Gain on company owned life insurance	(550)	(1,829)
Changes in assets and liabilities, net of the effects of consolidations	(8,822)	(2,044)

Net cash provided by (used in) operating activities	676	(24,354)

Investing activities
Purchases of marketable securities	(27,341)	(47,511)
Maturities of marketable securities	24,000	—
Proceeds from sale of marketable securities	14,268	—
Additions to property and equipment	(11,760)	(14,712)
Proceeds from sales of property and equipment	4,623	5,674
Purchase of private preferred stock	—	(6,400)
Distributions from affiliates	1,325	—
Other investing activities, net	(104)	(453)

Net cash provided by (used in) investing activities	5,011	(63,402)

Financing activities
Proceeds from long-term debt	906	53
Long-term debt principal payments	(7,235)	(8,739)
Cash dividends paid	(5,038)	(5,023)
Purchase of common stock	(3,515)	(3,296)
Distributions to noncontrolling partners, net	(2,062)	(12,103)
Other financing activities	3	3

Net cash used in financing activities	(16,941)	(29,105)

Decrease in cash and cash equivalents	(11,254)	(116,861)

Cash and cash equivalents at beginning of period	252,022	338,956

Cash and cash equivalents at end of period	$240,768	$222,095

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GRANITE CONSTRUCTION INCORPORATED
Business Segment Information
(Unaudited — dollars in thousands)

	Three Months Ended March 31,
		Large Project	Construction
	Construction	Construction	Materials	Real Estate

2011
Revenue	$92,692	$137,820	$23,798	$2,421
Gross profit (loss)	$5,553	$31,298	$(7,270)	$407
Gross profit (loss) as a percent of revenue	6.0%	22.7%	-30.5%	16.8%

2010
Revenue	$81,186	$106,325	$26,164	$7,008
Gross profit (loss)	$1,846	$9,483	$(7,125)	$1,510
Gross profit (loss) as a percent of revenue	2.3%	8.9%	-27.2%	21.5%
GRANITE CONSTRUCTION INCORPORATED
Contract Backlog by Segment
(Unaudited — dollars in thousands)

	March 31, 2011		December 31, 2010		March 31, 2010

Construction	$696,055	34.7%	$465,271	24.5%	$487,751	30.9%
Large Project Construction	1,307,622	65.3%	1,433,899	75.5%	1,091,251	69.1%

Total	$2,003,677	100.0%	$1,899,170	100.0%	$1,579,002	100.0%

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